Exhibit 10.6.2

SUNOCO LOGISTICS PARTNERS, L.P.
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

Time-Vested Restricted Unit Agreement

This Restricted Unit Agreement (the "Agreement"), is entered into on the date of acceptance by the Participant and is made by and between Sunoco Logistics Partners, L.P. (the "Partnership") and the Participant.

Recitals:

WHEREAS, Sunoco Partners LLC (the "Company") maintains the Sunoco Partners LLC Amended and Restated Long-Term Incentive Plan (the "Plan") which is administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company the general partner of the Partnership; and

WHEREAS, the Committee has determined to make an award to the Participant of Restricted Units, representing the right to receive, following vesting of and upon settlement of the Restricted Units, common units representing limited partnership interests in the Partnership subject to a risk of forfeiture pursuant to the terms and conditions of the Plan; and

WHEREAS, the Participant has determined to accept such award;

NOW, THEREFORE, the Partnership and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE I:
Award of Restricted Units

1.1 Award. Subject to the terms and conditions of the Plan and this Agreement, the Partnership hereby grants the Participant an award of Restricted Units (the "Restricted Units") as specified within the Participant’s RSU account within SG Vestia (the Company's online equity award tracking system) (the "Award") to vest as follows:

Vesting Schedule:
60% on the third December 5th following the date of the award
40% on the fifth December 5th following the date of the award

This Award includes tandem Distribution Equivalent Rights ("DERs"), which entitle the Participant to receive with respect to each Restricted Unit, so long as the underlying Restricted Unit has not either vested or been forfeited, an amount in cash equal to the distributions per common unit made by the Partnership on its outstanding common units with such payment being made promptly following each such distribution made by the Partnership.

1.2 Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the Plan, the provisions in the Plan shall govern and prevail. This Agreement is subject in all respects to the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without such Participant’s consent, of any rights earned or otherwise due to Participant hereunder. Capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

1.3 Vesting/Payments. Except as otherwise provided herein, this Award is subject to vesting over five (5) years, with 60% of this Award to vest on the third December 5th following the date of the award, and the remaining 40% to vest on the fifth December 5th following the date of the Award subject to the Participant’s continued employment with the Partnership or its subsidiary or affiliate on each applicable vesting date.

(a)Settlement of Vested Restricted Units. Upon the vesting of a Restricted Unit, as soon as practicable thereafter, the Company or the Partnership shall deliver or cause to be delivered to the Participant one common unit for each vested Restricted Unit, subject to withholding of units to cover applicable taxes.

(b)Payment of DERs. The Participant is entitled to receive from the Partnership, with respect to each Restricted Unit that has not either vested or been forfeited, cash payments (the "DERs") equal to the distributions per common unit made by the Partnership on its outstanding common units, in each case promptly following each such distribution made by the Partnership. Upon the forfeiture or vesting of the underlying Restricted Unit, the associated DER will automatically expire and no further payments shall be made with respect to such DER, except with respect to amounts not yet paid with respect to distributions on Units made prior to the date of such forfeiture or vesting.

(c)Tax Withholding. All vestings of Restricted Units and payments with respect to DERs under this Agreement are subject to withholding of applicable taxes as determined by the Company. Prior to vesting of Restricted Units or payment with respect to a DER, the Participant must satisfy applicable withholding taxes due with respect to such vesting or payment.
(i) Payment in Units. Participant may elect to satisfy withholding obligations associated with the vesting of Restricted Units in cash or by surrendering a number of Restricted Units sufficient to satisfy such withholding obligations. The fair market value of a Restricted Unit is determined by the arithmetic average of the closing prices for the ten trading days immediately prior to the applicable date of vesting of the Restricted Unit.
(ii) Payment in Cash. Cash payments of DERs, shall be made net of any applicable withholding taxes.

1.4 Change of Control. Notwithstanding Section 1.3 of this Agreement, in the event of a Change of Control, as that term is defined in the Plan, occurring prior to the date all outstanding Restricted Units granted hereunder have vested in accordance with Section 1.3 above, all then-outstanding Restricted Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable and the Company or the Partnership shall deliver the Units (or the amount of cash equal to the fair market value of such common units as of the date of such event) to the Participant as soon as practicable thereafter, but in all events no later than March 15 of the calendar year following the calendar year in which the Change of Control occurs. For purposes of this Agreement, a "Change of Control" must also satisfy the requirements of section 1.409A-3(i)(5) of the 409A Regulations.

1.5 Termination of Employment.

(a) Death, or Permanent Disability. No portion of this Award shall be forfeited as a result of the occurrence, prior to the end of the Restricted Period, of the Participant’s death, or Disability. Instead, in the event of the Participant’s death or Disability, this Award shall become immediately vested and nonforfeitable and the Company or the Partnership shall deliver the Units to the Participant as soon as practicable thereafter.
(b) Qualified Retirement. Participants who have at least ten years of service and leave the Company, or one of its affiliates, voluntarily due to retirement will be eligible for the accelerated vesting of this Award per the following schedule:

•	Participants ages 65-68 are eligible for the accelerated vesting of 40% of the Award.

•	Participants over the age of 68 are eligible for the accelerated vesting of 50% of the Award.
(c) Termination due other than to Death, Disability or Qualified Retirement. The Award granted hereunder is for the express purpose of retaining the services and engagement of the Participant for the full time of the Restricted Period. Except as otherwise provided in the Plan or in Section 1.5(a), (b) and (e) of this Agreement, the unvested portion of this Award shall be automatically forfeited for no consideration as a result of the termination of the Participant's employment with the Partnership or its subsidiary of affiliate by reason of retirement prior to the end of the Restricted Period, and Participant shall not have any further rights with respect to any such forfeited Restricted Units.
(d) Leaves of Absence. The Committee shall determine whether any leave of absence constitutes a termination of employment within the meaning of the Plan and the impact of such leave of absence on awards made to Participant under the Plan.
(e) Termination Without Cause.  This Award will become non-forfeitable upon the occurrence a termination of the Participant’s employment by the Company or the Partnership without Cause.

For this purpose, "Cause" shall mean: (i) a conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (ii) willful refusal without proper cause by Participant to perform duties (other than any such refusal resulting from incapacity due to physical or mental impairment), (iii) misappropriation, embezzlement or reckless or willful destruction of property of the Company, the Partnership or any of its affiliates by Participant, (iv) knowing breach of any statutory or common law duty of loyalty to the Company, the Partnership, or any of its or their affiliates by Participant, (v) improper conduct materially prejudicial to the business of the Company, the Partnership or any of its or their affiliates by Participant, (vi) material breach by Participant of the provisions of any agreement regarding confidential information entered into with the Company, the Partnership or any of its or their affiliates or (vii) the continuing failure or refusal of the Participant to satisfactorily perform his essential duties to the Company, the Partnership or any of its or their affiliates (for the avoidance of doubt, repeated failures to achieve budgetary targets, including general and administrative cost targets, operating cost targets, capital expenditures targets and/or earnings targets shall be considered a failure to satisfactorily perform essential duties). With respect to a termination for Cause pursuant to subsections (ii), (v), (vi) or (vii) above, such termination will not be considered for Cause unless the Participant has been given written notice specifying in detail the conduct that allegedly constitutes grounds to terminate for Cause and an opportunity for thirty (30) days after receipt of such notice to cure such grounds, if curable. Termination for Cause under subsections (i), (iii) or (iv) cannot be cured by the Participant and no such notice to cure will be delivered.

ARTICLE II
General Provisions

2.1 Successors and Assignability. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. Unless otherwise provided by the Committee: (a) no part of this Award shall be assignable or transferable by the Participant, except by will or the laws of descent and distribution; and (b) during the Participant’s life, this Award shall be payable only to Participant, or Participant's guardian or legal representative. In the event of the Participant's death, payment, to the extent permitted by this Agreement and the Plan, shall be made to the Participant's estate.

2.2 Rights as a Limited Partner. Until Units have been validly issued (as fully paid Units representing limited partnership interests in the Partnership) in settlement of vested Restricted Units to the Participant or any other person, neither Participant nor such other person shall be entitled to any privileges of Unit ownership, (including, without limitation, any voting rights or any right to distributions paid with respect to the Units underlying the Restricted Units), or otherwise have any rights as a limited partner, by reason of the Award.

2.3 Amendment. This Agreement shall not be amended or modified except by an instrument in writing executed by both parties hereto.

2.4 Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.5 Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL BE GOVERNED EXCLUSIVELY BY, AND DETERMINED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PRE-EMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.

2.6 Notices. Communications shall be addressed and directed to the parties, as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a) if to the Partnership:    Sunoco Logistics Partners, L.P.
1818 Market Street, Suite 1500
Philadelphia, PA 19103
Attn: General Counsel

Notices to the Partnership shall be deemed to have been duly given or made upon actual receipt by the Partnership.

(b) if to the Participant: to the address for Participant as it appears on the Partnership’s records.

2.7 Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.8 Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

BY ACCEPTING THIS AGREEMENT ONLINE YOU AGREE TO THE TERMS OF THE AWARD AS SPECIFIED HEREIN.